EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.0001 per share, of Spirit Aviation Holdings, Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  September 12, 2025

Esopus Creek Value Series Fund LP – Series A
By: Esopus Creek Advisors, LLC, its general partner

By:_/s/ Andrew L. Sole __________
    Andrew L. Sole, as Managing Member

Esopus Creek Advisors LLC

By: /s/ Andrew L. Sole
    Andrew L. Sole, as Managing Member

By:_/s/ Andrew L. Sole
Andrew L. Sole, a natural person